EXHIBIT 99.1

ASHFORD INC.
First Quarter 2017 Conference Call
May 5, 2017
11 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review results for Ashford Inc. for the first quarter of 2017 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 4, 2017 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

We are pleased to present our financial results for the first quarter of 2017. I will begin by reviewing our performance highlights. Afterward, Deric will review our financial results, then Jeremy will provide an overview of our investments in Pure Rooms, OpenKey as well as other initiatives, and then we will take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our Company and the platforms we advise. I believe we have the most highly aligned, stable and effective management team in the hospitality industry. Our track record of success speaks for itself, as this is the same team that has generated a 148% total shareholder return for Ashford Trust since that company’s IPO in 2003, compared to a 106% total return for our peers as of yesterday’s close. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms, Ashford Trust and Ashford Prime, which together have 133 hotels with over 29,000 rooms, and over $6 billion of assets as of March 31, 2017. During the first quarter, these platforms achieved RevPAR growth for all hotels of 3.4% and 2.5% at Trust and Prime, respectively, which exceeded the industry wide chain scale results for the upper-upscale and luxury chain scales of 3.0% and 2.1%, respectively.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. It is a scalable platform with attractive margins and low capital needs. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can’t drop by more than 10% from the previous year’s base fee.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. To this end, Ashford Prime made significant progress in its strategy of owning luxury hotels and resorts with its acquisition of the award winning Park Hyatt Beaver Creek Resort & Spa in Beaver Creek, Colorado. With its premier location, luxury brand affiliation and world-class amenities, the Park Hyatt is positioned as the leading resort in one of North America's most renowned luxury resort destinations. Additionally, Prime announced it had signed a definitive agreement to acquire the Hotel Yountville in Yountville, California. This is Prime’s second acquisition in the Yountville market and is down the street from the Bardessono Hotel & Spa. We anticipate that our asset management team, working together with the hotel property manager, will be able to drive bottom-line growth at these two properties which will create significant additional value resulting in incremental fees for the Company. During the quarter, Ashford Trust made a public offer to merge with FelCor Lodging Trust, another publicly traded lodging REIT in an all-stock merger. FelCor ultimately announced a merger with another lodging REIT, and Ashford Trust has announced that it is no longer pursuing the transaction.

Second, as part of our growth strategy, we would like to add additional investment platforms, and third, we would like to buy or invest in complementary businesses such as Remington, OpenKey and Pure Rooms. Concerning the proposed Remington transaction, in March, we announced that we were unsuccessful in receiving an acceptable private letter ruling from the IRS and had decided to cease our efforts in completing the proposed transaction as originally contemplated. While a disappointment, we are extremely enthusiastic that with this behind us we can now aggressively move forward with our strategy to invest in other hospitality services businesses and we have begun the process of evaluating the purchase of just Remington’s project management business, which would not require a private letter ruling. We believe Remington’s project management business would be an attractive and accretive addition to our platform. A Special Committee of our Board has been formed to evaluate a possible transaction but neither the Special Committee nor the Board has set a definitive timetable for the completion of its evaluation of the proposed transaction. Additionally, there is no assurance that a transaction involving Remington’s project management business will materialize.

Subsequent to quarter end, on April 13, 2017, we announced the acquisition of a controlling interest in a privately held company - Pure Rooms - which is a leading provider of hypo-allergenic rooms in the hospitality space. There is growing demand for health and wellness offerings in the hospitality industry and we are excited to integrate our deep operating experience with the innovation of Pure Rooms. Also, we continue to be excited about our investment in OpenKey - which has grown its hotel subscriber base by over 300% year-over-year -- and Jeremy will provide an update on both of those investments in a few minutes.

We have a highly aligned fee structure in place for Trust and Prime that incentivizes shareholder value creation. With the base fee driven by share price performance, and the incentive fee based on total shareholder return outperformance versus peers, this management team’s primary focus is to maximize returns in our REIT platforms.

In closing, we are optimistic about the prospects for our two-managed REIT platforms, and we expect both to continue their solid performance in 2017. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by both adding additional investment platforms as well as investing in or incubating other hospitality related businesses.

I’ll now turn the call over to Deric to review our financial performance for the first quarter.

Financial Review - Deric Eubanks

Thanks, Monty.

I’d like to remind everyone that we have consolidated the financial position and operating results of the private investment funds managed by Ashford Investment Management. The financial impact from this consolidation is adjusted out of our first quarter 2017 financials through the non-controlling interest in consolidated entities line items on the Company’s income statement and balance sheet. These funds were wound down in mid-March, so going forward we will no longer consolidate these financials in our results.

Net loss attributable to the Company for the first quarter of 2017 was $2.4 million, or $1.18 per share, compared with a net loss of $1.7 million, or $0.86 per share, for the first quarter of 2016.

For the first quarter ended March 31, 2017, base advisory fee revenue was $11.0 million, including $8.9 million from Trust and $2.1 million from Prime.

Adjusted EBITDA for the first quarter of 2017 was $5.1 million compared with $3.0 million for the first quarter of 2016, reflecting a growth rate of almost 70%.

Adjusted net income for the first quarter of 2017 was $4.4 million, or $1.92 per diluted share, compared with $2.4 million, or $1.05 per diluted share, for the first quarter of 2016, reflecting a growth rate of 83%.

At the end of the first quarter of 2017, the Company had approximately $6.3 billion of assets under management from its managed companies and $35.4 million in corporate cash. At the end of the first quarter of 2017, Ashford Inc. had no debt, no preferred equity and a current fully diluted equity market capitalization of approximately $118 million.

Also, as of March 31, 2017, the Company had 2.2 million fully diluted total shares of common stock and units outstanding.

I will now turn the call over to Jeremy to discuss our investment in OpenKey, Pure Rooms and other initiatives.

Asset Management - Jeremy Welter
Thank you Deric.

We continue to be excited about our investment in the hospitality focused mobile key platform named OpenKey. OpenKey is a universal smartphone app for keyless entry into hotel guestrooms. We believe this product will drive increased adoption among hotel owners and guests alike, as consumers have clearly indicated a strong preference for aggregation of app content and universal functionality. OpenKey has secure interfaces with major global lock manufacturers, including four of the largest: Assa Abloy, Kaba, Salto, and Miwa.

There is significant growth potential for OpenKey given there are nearly 18 million hotel rooms globally, many of them independent hotels that need a mobile key solution. Not only are there millions of rooms globally that need a mobile key solution, but OpenKey currently has little competition in this space.

As a result, there have been exciting recent developments regarding OpenKey’s progress. First, deployments of their technology are up 300% year-over-year. Second, OpenKey signed an exclusive deal with Preferred Hotels, the world’s largest independent hotel brand, making OpenKey the preferred mobile key provider to over 650 hotels worldwide. Third, the platform is gaining traction internationally by opening an office in Mexico, launching in hotels in Australia and Canada, and working on setting up offices and partnerships in China and the Middle East. Fourth, sales demonstrations and signed contracts are at an all-time high as the first quarter of 2017 has already surpassed all of 2016.

Also, as Monty mentioned, we recently announced that we have made an investment in Pure Rooms, a leading provider of hypo-allergenic rooms in the hospitality space. We have seen that there is a growing demand for health and wellness offerings in the hospitality industry and we believe that the investment in Pure Rooms will allow us to bring our expertise in the hospitality industry as well as our managed asset base to drive the growth of the company in a more expeditious way. Pure Rooms currently has contracts in place with approximately 160 hotels representing approximately 2,400 rooms throughout the United States. We anticipate that we will be able to drive significant growth and value creation at Pure Rooms by integrating the product into the Ashford Trust and Ashford Prime hotels that we asset manage. Hotel rooms participating in this program typically achieve between a $20 and $30 premium per night. Based on historical performance, the initial hotels that have been included in the Pure Rooms program have experienced an internal rate of return of between 50% and 70% on the Pure Rooms investment.

After inclusion of all planned Trust and Prime hotels in the Pure Rooms program over the next 24 months and without any additional growth, net income and adjusted EBITDA are expected to increase by approximately $434,000 and $257,000, respectively. Ashford expects Pure Rooms to initially contribute approximately $0.07 to its adjusted net income per share and eventually add approximately $0.15 to the Company’s adjusted net income per share after all planned Ashford Trust and Ashford Prime hotels are included in the Pure Rooms program.

We are also very active in evaluating additional investments in operating companies. We are hopeful to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks and we will now open the call up to your questions.

Monty Bennett

Thank you for joining us on our first quarter earnings call and we look forward to speaking with you again on our next call.

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